Exhibit 10.2
METAXALONE 800 mg PRODUCT AGREEMENT
     THIS METAXALONE 800 mg PRODUCT AGREEMENT (“Agreement”), dated as of January 2, 2008 (the “Effective Date”), is made by and among King Pharmaceuticals, Inc. (“King Pharma”), a Tennessee corporation having its principal place of business at 501 Fifth Street, Bristol, Tennessee 37620, King Pharmaceuticals Research and Development, Inc. (“King R&D”), a Delaware corporation having its principal place of business at 4000 CentreGreen Way, Suite 300, Cary, North Carolina and CorePharma LLC, a New Jersey limited liability company having its principal place of business at 215 Wood Avenue, Middlesex, New Jersey 08846 (“Core”).
     WHEREAS, King Pharma is the owner of an NDA for Skelaxin® (metaxalone) tablets (“Branded Product,” as further defined below) in an 800 mg dosage strength;
     WHEREAS King Pharma, King R&D and Core are parties to a patent infringement lawsuit captioned “Elan Pharmaceuticals, King Pharmaceuticals, Inc. and Jones Pharma Inc. v. CorePharma LLC” Case No. 03-CV-2996, pending in the United States District Court for the Eastern District of New York before Judge David G. Trager (the “Lawsuit”), relating to Core’s 400 mg generic version of the Branded Product;
     WHEREAS King Pharma, King R&D and Core have, contemporaneously with the execution of this Agreement, entered into a Termination of Litigation agreement settling the Lawsuit and granting Core a license with respect to the Core 400 mg generic version of the Branded Product, thereby resolving all disputes between the Parties with respect to such 400 mg product;
     WHEREAS, in connection with the Termination of Litigation, King Pharma, King R&D and Core wish similarly to resolve all potential disputes between the Parties with respect to Core’s 800 mg generic version of the Branded Product;
     WHEREAS, pursuant to a Skelaxin Manufacturing and Supply Agreement dated as of May 11, 2006 (as amended, modified and supplemented from time to time, the “Skelaxin Manufacturing and Supply Agreement”) between Core and King, Core manufactures and supplies the 800 mg Branded Product to King;
     WHEREAS, Core desires to manufacture and sell, and King seeks to have Core manufacture and sell, the Authorized Generic Product in the Territory;

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     WHEREAS Core further desires to manufacture and sell the Core 800 mg generic version of the Branded Product (“Core 800 mg Product” as further defined herein) in the Territory;
     NOW, THEREFORE, in consideration of the foregoing, the mutual promises and covenants of the Parties contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, do hereby agree as follows:
ARTICLE 1
DEFINITIONS
“‘102 Patent” means United States Patent Number 6,683,102.
“‘128 Patent” means United States Patent Number 6,407,128.
“Act” means the United States Federal Food, Drug and Cosmetic Act, as amended.
“Affiliate” means any corporation, firm, partnership, or other entity that directly or indirectly controls or is controlled by or is under common control with a Party. For purposes of this definition, “control” means ownership, directly or through one or more Affiliates, of (a) fifty percent (50%) or more of the shares or voting rights in case of a corporation or limited company, (b) fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors, in the case of a corporation, (c) fifty percent (50%) or more of the equity or controlling interests in the case of any other type of legal entity (including, without limitation, joint ventures) or status as a general partner in any partnership, or (d) any other arrangement whereby a Party controls or has the right to control the Board of Directors or equivalent governing body of an entity.
“Agreement” means this Metaxalone 800 mg Product Agreement together with all schedules attached hereto, as the same may be amended or supplemented by the Parties from time to time.
“API” means the active pharmaceutical ingredient metaxalone.
“Applicable Law” means applicable United States (federal or state) and foreign laws, rules, regulations, guidelines and standards, including, but not limited to, those of the FDA and

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comparable foreign regulatory authorities, including without limitation the Act and the Medicare Reform Act.
“Asserted Patents” means, collectively, the ‘102 Patent and the ‘128 Patent.
“At Risk Launch” means the marketing, distribution or sale by any Third Party of a generic version of the Branded Product that is not authorized or licensed by King and that follows (a) a District Court or other non-final, appealable trial court determination that the Asserted Patents are invalid, unenforceable or not infringed or (b) the expiration of the 30 month stay pursuant to under 21 USC § 355(j) precluding the FDA from granting to such Third Party final marketing approval for a generic version of the Branded Product.
“Authorized Generic Launch Date” means the date that is the earliest of (a) December 1, 2012; (b) the date of the first sale in the Territory of the first 800 mg Section viii Product by a Third Party, which sale is verified by King in writing; or (c) six (6) months after the date of the first sale in the Territory of the first 800 mg generic version of the Branded Product by a Third Party, which sale is verified by King in writing provided, however, that such six (6) month period shall be inapplicable and this subsection (c) shall become effective immediately if such first sale is an At Risk Launch.
“Authorized Generic Product” means an unbranded version of the Branded Product in an 800 mg strength, with a package label and product insert that is substantively identical to that of the Branded Product but with trade dress, including, without limitation, product intaglio that differs from the Branded Product.
“Big Four” is defined in Section 6.15.
“Branded Product” means the pharmaceutical product containing the active ingredient metaxalone as marketed, or previously marketed, by King under the name Skelaxin® and as approved by the FDA under New Drug Application Number 13-217 or any supplements or amendments thereto.
“Certificate of Analysis” means a certificate issued by Core evidencing the analytical tests conducted on a specific lot of Authorized Generic Product and setting forth, inter alia, the item tested, specifications, and test results.
“Commercialize” and “Commercialization” means to sell or offer for sale, including distribution, promotion, or marketing of a product.

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“Confidentiality Agreement” means the Confidentiality Agreement between King and Core dated August 18, 2005.
“Core” has the meaning set forth in the recitals hereto.
“Core 800 mg Product” means a pharmaceutical product that (a) contains the active ingredient metaxalone, in an 800 mg dosage strength and (b) bears labeling not materially different from the labeling of the Branded Product as such labeling exists on the Effective Date hereof, as such pharmaceutical product may be approved by the FDA under a Core ANDA, including without limitation a Paragraph IV Product.
“Core 800 mg Product Launch Date” means the earlier of (a) December 1, 2012 and (b) six (6) months after the date of the first sale in the Territory of the first 800 mg generic version of the Branded Product by a Third Party that is not an At Risk Launch, which sale is verified by King in writing.
“Core ANDA” means the Abbreviated New Drug Application Number [40-722], filed by Core with the FDA on December 27, 2005 and/or the Abbreviated New Drug Application Number [40-486], filed by Core with the FDA on April 24, 2002.
“Core’s Manufacturing Equipment” means Core’s manufacturing equipment, apparatus, machinery, and devices.
“Core’s Manufacturing Process” means Core’s written process for Manufacturing Authorized Generic Product and each intermediate manufacturing step to produce Authorized Generic Product, as amended, modified, or supplemented from time to time in accordance with the terms hereof.
“Discount” means, in all cases, solely with respect to Authorized Generic Product, (a) all documented and verifiable applicable sales credits accrued in accordance with GAAP and customary discounts (such as cash discounts, volume discounts, chargebacks, promotional, shelf stock and other allowances, government mandated rebates (whether in existence now or enacted at any time hereafter) and other rebates, credits, and Authorized Generic Product returns), and (b) sales, use or excise taxes.
“Distribution Fee” is [***]% of Net Profits.
“Effective Date” has the meaning set forth in the preamble.

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“Existing King Intellectual Property” means all King technology and intellectual property rights existing prior to the Effective Date, including without limitation (i) the Authorized Generic Product, (ii) the Specifications, and (iii) King’s Manufacturing Process.
“Existing Core Intellectual Property” means all Core technology and intellectual property rights existing prior to the Effective Date, including without limitation (i) Core’s Manufacturing Equipment and (ii) Core’s Manufacturing Process.
“Facility” means each of the facilities of Core located at 215 Wood Avenue, Middlesex, New Jersey 08846 and 236 Lackland Drive, Middlesex, New Jersey 08846, or such other facility approved in accordance with Section 6.4(a).
“FDA” means the United States Food and Drug Administration or any successor organization and all agencies under their direct control.
“FOB” means “free on board,” INCO Terms 2000.
“FTC” means the Federal Trade Commission or any successor organization and all agencies under their direct control.
“GAAP” means generally accepted accounting principles, consistently applied.
“GMP” means the current good manufacturing practices applicable from time to time to the Manufacturing of Authorized Generic Product, or any intermediate of Authorized Generic Product, pursuant to applicable Law, including, if applicable, those promulgated under the Act at 21 C.F.R. (chapters 210 and 211), as the same may be amended or re-enacted from time to time.
“Governmental Authority” means any Federal, state, local territorial, or other governmental department, regulatory authority, agency, department, bureau, commission, council, judicial or administrative body in the United States, its territories and possessions.
“King” means and includes King Pharmaceuticals, Inc. (“King Pharma”) and King Pharmaceuticals Research and Development, Inc. (“King R&D”), the latter formerly known as Jones Pharma, Inc.

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“King Equipment” has the meaning ascribed to such term in the Master Tech Transfer Agreement.
“King Know-How” means the technology and proprietary information, excluding any information disclosed in King Patent Rights, used to manufacture the Branded Product, including, but not limited to, King’s Manufacturing Process.
“King’s Manufacturing Process” means King’s written process of Manufacturing for Authorized Generic Product and each intermediate of Authorized Generic Product set forth on Exhibit C to the Skelaxin Manufacturing and Supply Agreement, as amended, modified, or supplemented from time to time in accordance with the terms of the Skelaxin Manufacturing and Supply Agreement.
“King Authorized Generic Patent Rights” means and includes the Asserted Patents, all present and future patents and patent applications that claim priority to such patents, and all issuances, registrations, divisions, continuations, continuations-in-part, renewals, reexamination certificates, reissues, continued prosecution applications, extensions, substitutions, nationalizations of such patents; and any and all other patents and patent applications that are (a) solely owned by King during the term of this Agreement, including without limitation pursuant to Section 4.1 hereof, or (b) otherwise licensed-in by King during the term of this Agreement with respect to which King has a right to grant a sublicense to Core on the terms and conditions of this Agreement, in each case only to the extent that such patents and patent applications would otherwise be infringed by the manufacture, use, offer for sale, sale or importation of the Authorized Generic Product.
“King Patent Rights” means and includes the Asserted Patents together with all present and future patents and patent applications which claim priority to such patents; and all issuances, registrations, divisions, continuations, continuations-in-part, renewals, reexamination certificates, reissues, continued prosecution applications, extensions, substitutions, nationalizations of such patents; and any and all other patents and patent applications that are (a) solely owned by King during the term of this Agreement, including without limitation pursuant to Section 4.1 hereof or (b) otherwise licensed-in by King during the term of this Agreement with respect to which King has a right to grant a sublicense to Core on the terms and conditions of this Agreement, in each case only to the extent that such patents and patent applications would otherwise be infringed by the manufacture, use, offer for sale, sale or importation of the Core 800 mg Product.
“Law” means applicable United States and foreign laws, rules, regulations, guidelines, and standards, including those of the FDA and comparable foreign Governmental Authorities, including the Act.

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“Manufacture” and “Manufacturing” means the manufacturing, processing, formulating, packaging, labeling, storage, handling, and quality control testing of a pharmaceutical product.
“Manufacturing Process” means either King’s Manufacturing Process or Core’s Manufacturing Process used for Manufacturing Authorized Generic Product and each intermediate of Authorized Generic Product, with the actual process used determined in accordance with Section 6.17(b), as amended, modified, or supplemented from time to time in accordance with the terms hereof.
“Marketing Authorization” means an approved New Drug Application as defined in the Act and the regulations promulgated thereunder, or any corresponding foreign application, registration, or certification, necessary or reasonably useful to market Authorized Generic Product in a country or regulatory jurisdiction in the Territory other than the United States, including applicable pricing and reimbursement approvals, and all supplements and amendments thereto.
“Master Tech Transfer Agreement” means the Amended and Restated Master Technical Transfer and Service Agreement dated as of April 16, 2007 between King and Core.
“Materials” means API, raw materials, excipients, packaging and labeling components, and all other supplies of any kind used in connection with Manufacturing Authorized Generic Product.
“Medicare Reform Act” means the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, Pub. L. No. 108-173, Title XI, Subtitle B, 117 Stat. 2066, 2461-64 (2003).
“NDA” means New Drug Application number 13-217, 13-217/S36, or 13-217/S44, and any NDA supplements filed with the FDA for the Branded Product.
“Net Profits” means Net Sales less the Transfer Costs.
“Net Sales” means Core’s gross revenues from its sale of Authorized Generic Product, less Discounts, computed in accordance with GAAP.
“Party” or “Parties” means King and/or Core.

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“Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, or other similar entity or organization including a government or political subdivision, department, or agency of a government.
“Proprietary Information” has the meaning set forth in the Confidentiality Agreement.
“Quality Agreement” means the Amended and Restated the Branded Product Pharmaceutical Quality Agreement dated as of the date hereof between King and Core, as amended, modified or supplemented from time to time.
“Regulatory Approvals” means any and all approvals (including pricing and reimbursement approvals), licenses, registrations, or authorizations of any Governmental Authority necessary for the Manufacture and Commercialization of Authorized Generic Product in a country in the Territory, including any (a) approval of Authorized Generic Product, including any Marketing Authorization and supplements and amendments thereto; (b) pre- and post-approval marketing authorizations (including any prerequisite Manufacturing approval or authorization related thereto); (c) labeling approval; and (d) technical, medical, and scientific licenses.
“Section viii Statement” means any statement filed at any time by Core, its Affiliate or any Third Party under 21 USC § 355(j)(2)(A)(viii) in conjunction with its ANDA seeking marketing approval from the FDA with respect to a label for a generic metaxalone product, in any dosage strength, from which information described or claimed in the Asserted Patents or the King Patent Rights, including without limitation information relating to the bioavailability of metaxalone, has been carved out.
“Section viii Product” means any generic metaxalone product, in any dosage strength, for which Core, its Affiliate or any Third Party has filed or files a Section viii Statement.
“Specifications” means the specifications provided by King with respect to Authorized Generic Product as approved by a Governmental Authority and as mandated by Law.
“Term” has the meaning assigned to such term in Section 10.1.
“Termination of Litigation” means the Termination of Litigation agreement dated as of January 2, 2008 between the Parties.

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“Territory” shall mean the United States of America.
“Third Party” means any person other than a Party or an Affiliate of a Party.
“Transfer Costs” means the transfer costs relating to Authorized Generic Product set forth in Schedule 1 attached hereto.
ARTICLE 2
CORE 800MG PRODUCT
     2.1 Core 800 Mg Product. Effective beginning upon the Core 800 mg Product Launch Date and continuing through the Term, King hereby grants to Core a non-exclusive, personal, non-transferable and, except as set forth in Section 11.6 hereof, non-assignable license under the King Patent Rights to make, use, offer for sale, sell and import the Core 800 mg Product in the Territory, expressly excluding any Section viii Products.
     2.2 Marking of Core Products. Core shall place in a conspicuous location on the packaging of the Core 800 mg Product a patent notice and shall indicate “Licensed — United States Patent Nos. 6,407,128 and 6,683,102.” King shall provide Core written notice of additional patent numbers of any valid, enforceable and unexpired patents within the King Patent Rights covering the Core 800 mg Product when issued.
     2.3 Sublicensing. Core may not grant any sublicenses under the King Patent Rights or allow any third party to practice same or to manufacture, use, offer for sale, sell or import the Core 800 mg Product without obtaining the prior written approval of King.
     2.4 Release by King. Effective beginning upon the date on which Core is permitted to file a certification pursuant to 21 USC § 355(j)(2)(A)(vii)(IV) in connection with the Core 800 mg Product, pursuant to Section 2.6 hereof, King on behalf of itself, its attorneys, administrators, successors, heirs and assigns, hereby releases and forever discharges Core, its current and former directors, officers, principals, employees, attorneys, agents, shareholders, predecessors, successors, assigns, parent companies, subsidiaries, divisions and Affiliates, from all claims, demands, assessments, agreements, actions, suits, causes of action, damages, injunctions, restraints and liabilities, of whatever kind or nature, in law, equity or otherwise, whether now known or unknown or which have ever existed or that may now exist, which King has, has had or may have against any one or more of them arising out of, or related to any alleged infringement of the King Patent Rights by virtue of the manufacture, use, offer for sale, sale or importation of the Core 800 mg Product in accordance with the terms and conditions of

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this Agreement, provided, however, that nothing herein shall constitute a release of any obligations of Core under this Agreement or a release of claims under the King Patent Rights unrelated to the Core 800 mg Product.
     2.5 Release by Core. Effective beginning upon the date on which Core is permitted to file a certification pursuant to 21 USC § 355(j)(2)(A)(vii)(IV) in connection with the Core 800 mg Product, pursuant to Section 2.6 hereof, Core on behalf of itself, its attorneys, administrators, successors, heirs and assigns, hereby releases and forever discharges King, its current and former directors, officers, principals, employees, attorneys, agents, shareholders, predecessors, successors, assigns, parent companies, subsidiaries, divisions and Affiliates, from all claims, demands, assessments, agreements, actions, suits, causes of action, damages, injunctions, restraints and liabilities, of whatever kind or nature, in law, equity or otherwise, whether now known or unknown or which have ever existed or that may now exist, which Core has, has had or may have against any one or more of them arising out of, or related to any alleged affirmative defense or counterclaim against the King Patent Rights related to the Core 800 mg Product, provided, however, that nothing herein shall constitute a release of any obligations of King under this Agreement or a release of claims or defenses against King Patent Rights unrelated to the Core 800 mg Product.
     2.6 Withdrawal of Section viii Statements. Within seven (7) business days of the execution hereof by all Parties hereto, Core shall withdraw the Section viii Statements filed with the Core ANDA in connection with the Core 800 mg Product and shall, as soon as reasonably practicable, file a certification pursuant to 21 USC § 355(j)(2)(A)(vii)(III) in connection with the Core 800 mg Product. Core agrees that it shall not, during the Term of this Agreement, file any Section viii Statement in connection with the Core ANDA or the Core 800 mg Product. With respect to the Core 800 mg Product, Core shall have the right to file a certification pursuant to 21 USC § 355(j)(2)(A)(vii)(IV) upon the earlier of (a) June 1, 2012 or (b) the date of the first sale in the Territory of the first 800 mg generic version of the Branded Product by a Third Party that is not an At Risk Launch.
ARTICLE 3
RIGHTS AND LICENSES TO AUTHORIZED GENERIC PRODUCT
     3.1 Launch Timing of Authorized Generic Product. King and Core agree that the Authorized Generic Product may only be marketed, distributed or sold by Core beginning on the Authorized Generic Launch Date and continuing through the Term of this Agreement. Notwithstanding the foregoing, in the event Core markets, distributes or sells the Authorized Generic Product following an At Risk Launch (pursuant to subsection (c) of the definition of Authorized Generic Launch Date), then Core agrees to, and shall, notwithstanding anything to the contrary in this Agreement or the Termination of Litigation, immediately cease the manufacture, marketing, distribution and sale of the Authorized Generic Product in the event and on the date that (a) the District Court or other decision that triggered the At Risk Launch, pursuant to subsection (a) of that

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definition, is reversed or vacated or (b) a District Court or Appellate Court or other tribunal of competent jurisdiction renders a decision holding the Asserted Patents valid, enforceable or infringed in an action against the Third Party who initiated the At Risk Launch, pursuant to subsection (b) of that definition. Furthermore, and notwithstanding the first sentence of this Section 3.1, in the event Core markets, distributes or sells the Authorized Generic Product pursuant to subsection (b) of the definition of Authorized Generic Launch Date, and King prevails, before either the FDA or a District Court, in enjoining or otherwise precluding the further marketing, sale or distribution of the relevant Section viii Product, then Core agrees to and shall, notwithstanding anything to the contrary in this Agreement or the Termination of Litigation, immediately cease the manufacture, marketing, distribution and sale of the Authorized Generic Product on the date such Section viii Product may no longer legally be marketed, sold or distributed.
     3.2 License to Manufacture. Subject to the terms and conditions set forth in this Agreement, and beginning on the Effective Date, King hereby grants to Core a non-exclusive, personal, non-transferable and, except as set forth in Section 11.6, non-assignable license under the King Authorized Generic Patent Rights to Manufacture the Authorized Generic Product in the Territory during the Term.
     3.3 License to Commercialize. Subject to the terms and conditions set forth in this Agreement, and beginning on the Authorized Generic Launch Date, King hereby grants to Core a non-exclusive, personal, non-transferable and, except as set forth in Section 11.6, non-assignable license under the King Authorized Generic Patent Rights to Commercialize the Authorized Generic Product in the Territory during the Term.
     3.4 Right to Cross Reference. In connection with the rights granted pursuant to this Article 3, King agrees that Core may cross-reference the NDA as may be required by Law or as necessary for Core to Manufacture or Commercialize Authorized Generic Product in accordance with customary industry practice. Core may reference the trademark “Skelaxin®” in its advertising to the limited extent of identifying Authorized Generic Product as a generic version of the Branded Product, and shall at all such times that it so uses the trademark “Skelaxin®” identify “Skelaxin®” as a trademark owned by King.
     3.5 Limitation on Rights.
          (a) Nothing contained in this Agreement shall prevent King or a Third Party authorized by King from Manufacturing or Commercializing Skelaxin® and/or Authorized Generic Product in the Territory during the Term.
          (b) Except as expressly set forth in Section 3.4, nothing contained in this Agreement shall give Core the right to use the name Skelaxin® or any other trademark or service mark of King in connection with its exercise of any license granted herein.

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          (c) Except as expressly set forth in Section 3.2 and Section 3.3, nothing contained in this Agreement shall grant (or be construed as granting) to Core (a) any right, title or interest in, to or under, or any right or license to use (i) the NDA or (ii) any intellectual property owned or licensed by King; or (b) any right to sell Authorized Generic Product directly or indirectly outside the Territory. No rights or licenses, expressed or implied, other than those granted under Section 3.2 and Section 3.3 are granted by this Agreement.
ARTICLE 4
OWNERSHIP OF INTELLECTUAL PROPERTY
     4.1 King Ownership Rights.
     4.1.1 Existing IP. King shall maintain ownership and control of all Existing King Intellectual Property.
     4.1.2 Improvements. King shall own all right, title, and interest in and to, all intellectual property (specifically including inventions and patents and patent applications therefor) with respect to, and any data with respect to:
          (a) any improvement of, modification of, change of, enhancement of, new indication for, new formula for, new formulation for, new ingredients for, new dosage for, new dosage strength for, new means of delivery for, or new packaging for the Authorized Generic Product (“King Authorized Generic Product Improvements”);
          (b) any improvement of, modification of, change of, or enhancement of the Specifications (“King Specification Improvements”);
          (c) any improvement of, modification of, change of, enhancement of, new process for, new procedure for, new step for King’s Manufacturing Process (“King’s Manufacturing Process Improvements”), in each case, (1) that is developed, conceived, or created as a result of or in connection with this Agreement, including Core’s Manufacturing of the Authorized Generic Product hereunder, (2) whether or not patentable, and (3) whether developed, conceived, or created by employees of, or consultants to, King or Core, alone or jointly with each other or with permitted third parties (including permitted sublicensees); and
          (d) any inventions or other intellectual property developed, conceived, or created by King, alone or jointly with third parties, in the course of conducting activities outside the scope of this Agreement and without any use of any Existing Core Intellectual Property, Core’s Manufacturing Process Improvements, or Core’s Manufacturing Equipment Improvements.

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     4.1.3 Assignment to King.
          (a) Core agrees to, and hereby does, and shall cause each of its employees, consultants, subcontractors, and Affiliates (collectively with Core, the “Core Assignors”) to, assign exclusively to King all right, title, and interest in and to the King Authorized Generic Product Improvements, King Specification Improvements, and King’s Manufacturing Process Improvements developed, conceived, or created by such Core Assignors, alone or jointly with others, including all intellectual property rights associated therewith. Core hereby appoints, and shall cause each Core Assignor to appoint, King as such Core Assignor’s attorney-in-fact for the purpose of executing such documents in its name as may be necessary or desirable to carry out the purposes of this Article, including to document, enforce, protect, or otherwise perfect King’s rights in any King Authorized Generic Product Improvements, King Specification Improvements, and King’s Manufacturing Process Improvements, including filing any applicable patent applications. Upon King’s request and at King’s sole expense, Core shall, and shall use commercially reasonable efforts to cause each Core Assignor to, assist King or anyone King reasonably designates in preparing, filing, prosecuting, obtaining, enforcing, or defending any patent, copyright, or other intellectual property application or grant of right issuing therefrom for same in any country(ies) in the world.
          (b) Core agrees to have each employee, consultant, subcontractor, and agent of or affiliated with Core, enter into a written agreement with Core, or directly with King (i) to assign to Core all right, title, and interest in and to any King Authorized Generic Product Improvements, King Specification Improvements, and King’s Manufacturing Process Improvements arising during the course or his, her, or its employment with Core, and all intellectual property rights with respect thereto, and (ii) to agree to obligations of confidentiality and non-use with respect to all Proprietary Information that are at least as stringent as those set forth herein.
     4.1.4 Disclosure to King.
          (a) Core shall, and shall cause its Affiliates to, promptly, and in any event within 30 days following reduction to practice, disclose in writing and in reasonable detail to King any King Authorized Generic Product Improvements, King Specification Improvements, and King’s Manufacturing Process Improvements developed, conceived, or created by employees, consultants, or subcontractors of Core or its Affiliates, alone or jointly with employees or consultants of King or its Affiliates. Such written notice will be treated as the Proprietary Information of King hereunder.
          (b) Core shall, and shall cause its Affiliates to, promptly, and in any event within 30 days following reduction to practice, disclose in writing and in reasonable detail to King any Core’s Manufacturing Equipment Improvements and Core’s Manufacturing Process Improvements developed, conceived, or created by employees or consultants of Core or its Affiliates.
     4.1.5 King Proprietary Information. The Specifications, King’s Manufacturing Process, and any and all information or material related to the Existing King Intellectual Property, King Authorized Generic Product Improvements, King Specification

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Improvements, or King’s Manufacturing Process Improvements shall constitute Proprietary Information of King, which shall be deemed the disclosing Party with respect to such Proprietary Information.
     4.2 Core Ownership Rights.
     4.2.1 Existing IP. Core shall maintain ownership and control of all of its Existing Core Intellectual Property.
     4.2.2 Improvements. Core shall own all right, title, and interest in and to, all intellectual property (specifically including inventions and patents and patent applications therefor) with respect to, and any data with respect to:
          (a) any improvement of, modification of, change of, enhancement of, new process for, new procedure for, new step for Core’s Manufacturing Process (“Core’s Manufacturing Process Improvements”);
          (b) any improvement of, modification of, change of, enhancement of Core’s Manufacturing Equipment (“Core’s Manufacturing Equipment Improvements”), in each of case (A) and (B), (1) that is developed, conceived, or created as a result of or in connection with this Agreement, including Core’s Manufacturing of the Authorized Generic Product hereunder, (2) whether or not patentable, and (3) whether developed, conceived, or created by employees of, or consultants to, King or Core, alone or jointly with each other or with permitted third parties (including permitted sublicensees); and
          (c) any inventions or other intellectual property developed, conceived, or created by Core, alone or jointly with third parties, in the course of conducting activities outside the scope of this Agreement and without any use of any Existing King Intellectual Property, King Authorized Generic Product Improvements, King Specification Improvements, or King Manufacturing Process Improvements.
     4.2.3 Assignment to Core.
          (a) King agrees to, and hereby does, and shall cause each of its employees, consultants, subcontractors, and Affiliates (collectively with King, the “King Assignors”) to, assign exclusively to Core all right, title, and interest in and to Core’s Manufacturing Equipment Improvements and Core’s Manufacturing Process Improvements developed, conceived, or created by such King Assignors, alone or jointly with others, including all intellectual property rights associated therewith. King hereby appoints, and shall cause each King Assignor to appoint, Core as such King Assignor’s attorney-in-fact for the purpose of executing such documents in its name as may be necessary or desirable to carry out the purposes of this Article, including to document, enforce, protect, or otherwise perfect Core’s rights in any Core’s Manufacturing Equipment Improvements and Core’s Manufacturing Process Improvements, including filing any applicable patent applications. Upon Core’s request and at Core’s sole

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expense, King shall, and shall use commercially reasonable efforts to cause each King Assignor to, assist Core or anyone Core reasonably designates in preparing, filing, prosecuting, obtaining, enforcing, or defending any patent, copyright, or other intellectual property application or grant of right issuing therefrom for same in any country(ies) in the world.
          (b) King agrees to have each employee, consultant, subcontractor, and agent of or affiliated with King, enter into a written agreement with King, or directly with Core (i) to assign to King all right, title, and interest in and to any Core’s Manufacturing Equipment Improvements and Core’s Manufacturing Process Improvements arising during the course or his, her, or its employment with King, and all intellectual property rights with respect thereto, and (ii) to agree to obligations of confidentiality and non-use with respect to all Proprietary Information that are at least as stringent as those set forth herein.
     4.2.4 Disclosure to Core. King shall, and shall cause its Affiliates to, promptly, and in any event within 30 days following reduction to practice, disclose in writing and in reasonable detail to Core any Core’s Manufacturing Equipment Improvements and Core’s Manufacturing Process Improvements developed, conceived, or created by employees, consultants, or subcontractors of King or its Affiliates, alone or jointly with employees or consultants of Core or its Affiliates. Such written notice will be treated as the Proprietary Information of Core hereunder.
     4.2.5 Core Proprietary Information. Core’s Manufacturing Equipment and Core’s Manufacturing Process, and any and all information or material related to the Existing Core Intellectual Property, Core’s Manufacturing Equipment Improvements, or Core’s Manufacturing Process Improvements shall constitute Proprietary Information of Core, which shall be deemed the disclosing Party with respect to such Proprietary Information.
     4.3 Third Person Litigation. In the event that, during the Term, any Person institutes against Core any action that alleges that the Manufacture of Authorized Generic Product hereunder in accordance with the terms hereof infringes the intellectual property rights held by such Person, then, as between Core and King, King, at its sole expense, shall have the sole obligation to contest, and assume direction and control of the defense of, such action, including the right to settle such action on terms determined by King; provided, however, that in no event may King agree to the entry of any equitable or injunctive relief that is binding on Core or its Affiliates, without Core’s prior written consent, not to be unreasonably withheld or delayed. Core, at King’s expense, shall use all reasonable efforts to assist and cooperate with King as reasonably requested by King in such action. If, as a result of any such action, a judgment is entered by a court of competent jurisdiction from which no appeal can be taken or from which no appeal is taken within the time permitted for appeal, or a settlement is entered into by King, such that Core cannot Manufacture Authorized Generic Product without infringing the

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intellectual property rights held by such Person, then King shall have the right to terminate this Agreement immediately by delivering written notice to Core.
ARTICLE 5
DISTRIBUTION FEES
     5.1 Distribution Fees. Core shall pay to King a Distribution Fee on sales of Authorized Generic Product. Beginning with the calendar quarter after the Authorized Generic Launch Date (which shall also include the period from the Authorized Generic Launch Date to the beginning of such calendar quarter) and for each calendar quarter thereafter, a quarterly statement shall be prepared by Core showing the calculation of the Distribution Fee. Within sixty (60) days following the close of each calendar quarter, Core shall submit to King such quarterly statement and pay to King any amounts due thereunder, without the requirement for King to invoice Core for such amount. For the avoidance of doubt, King shall not be required to pay any amounts to Core hereunder, nor shall Core be entitled to any set off, in the event that Net Profits is an amount equal to zero or a negative number.
     5.2 Invoice and Payment. A Party shall invoice the other Party for any amount owed to such invoicing Party and payment for all invoices issued hereunder shall be due 30 days after receipt by a Party; provided that if a Party disputes any portion of an invoice, it shall pay the undisputed portion and shall provide the invoicing Party with written notice of the disputed portion and its reasons therefor, and the disputing Party shall not be obligated to pay such disputed portion unless and until such disputed portion is determined to be due and owing. The Parties shall use good faith efforts to resolve any such disputes promptly. In the event of any inconsistency between an invoice and this Agreement, the terms of this Agreement shall control. Payment of invoices shall be made by check to an account designated in writing by the payee Party in United States Dollars.
ARTICLE 6
GENERAL TERMS OF MANUFACTURE
     6.1 API Supply.
          (a) Subject to Section ý6.1(b) and 6.1(c) below, King shall supply Core with API for the Manufacture of Authorized Generic Product as follows:
               (i) At least [***] days prior to the first day of each calendar quarter, Core shall provide King with rolling [***] forecasts, calculated quarterly, of Core’s API requirements. Such forecasts shall be binding, as follows: (1) for [***]% of the quantity forecasted with respect to the first three (3) month quarter included in each such forecast, (2) ) for [***]% of the quantity forecasted with respect to the second three (3) month quarter included in each such forecast, and (3) for [***]% of the quantity

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forecasted with respect to the third three (3) month quarter included in each such forecast. Core shall place orders for API no later than the [***] day of the month by delivering a duly completed purchase order to King. Each purchase order shall be in writing, in a form reasonably acceptable to King, and shall set forth with respect to the period covered thereby, (a) the quantities to be delivered by King to Core, (b) the required delivery dates therefor, (c) the required place of delivery, and (d) such other information as required under Law. In the event of any conflict between the terms of this Agreement and the terms of any purchase order, the terms of this Agreement shall prevail. No purchase order shall be binding on King until accepted in writing with the confirmation of the date of shipment. King shall accept the purchase order as presented and confirm date of shipment within [***] days of receiving Core’s written purchase order. The delivery lead time for API must be at least [***] months from the date of King’s acceptance of the purchase order.
               (ii) King shall deliver the API FOB the Facility specified in the purchase order. Title and risk of loss as to the API shall pass to Core upon delivery to Core at the Facility. Each delivery shall be accompanied by a certificate of analysis provided by King’s supplier of API for each lot of API delivered. Core shall provide King with a receipt of delivery with respect to each shipment of API supplied by King hereunder.
               (iii) Core shall notify King in writing within [***] after receipt of API delivered by King of any complaint regarding obvious qualitative faults or quantitative shortcomings, and Core shall simultaneously send samples of faulty API to King. Core shall notify King in writing within [***] of Core becoming aware of any defects in the API that may not or would not have been obvious at delivery by visual inspection of such API made with reasonable care. Core will assist King in substantiating any defects or shortcomings and otherwise assist King in order for King to obtain replacement API or a refund or credit from King’s supplier of API.
               (iv) King shall invoice Core for the actual price paid by King in connection with API supplied to Core hereunder, and Core shall pay King for such API supplied pursuant hereto, together with all costs associated with the supply and shipment of the API, including, without limitation, freight, insurance, handling, fees, taxes, export licenses, import licenses, and custom formalities for the import and export of the API, and direct labor costs, in accordance with King invoices for the same. King shall invoice Core in accordance with the provisions of Section 5.2. Core hereby represents that it shall not utilize an amount of API per bottle that exceeds by [***] % the average amount of API that is utilized to Manufacture Authorized Generic Product over the prior [***] period.
               (v) Core shall store, handle, and protect the API with the same level of care that it stores, handles, and protects other active pharmaceutical ingredients, but in no event less than a reasonable level of care and as may be required by applicable Law, which shall include, but not be limited to, taking all reasonable precautions to ensure that all API is not subject to contamination, deterioration, destruction, or theft.

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          (b) At King’s election and with Core’s reasonable consent, King may assign to Core its rights and obligations under any agreement with King’s supplier of API, and Core will accept such assignment.
          (c) King may elect to cease supplying API to Core at any time beginning with the date that the Skelaxin Manufacturing and Supply Agreement terminates, provided that, unless the Skelaxin Manufacturing and Supply Agreement was terminated due to breach by Core, King provides at least [***] written notice to Core. In the case of King’s election under this Section 6.1(c) not caused by a breach of Core, King shall use commercially reasonable efforts to assist Core in qualifying a new source of API with respect to Core’s use of such API in the Manufacture of Authorized Generic Product by obtaining approval of the applicable Governmental Authority in accordance with Law, which approval will be implemented in accordance with King’s standard change control procedures and the costs of which approval will be borne by Core. King shall be entitled to conduct audits and inspections of the API supplier and its facilities.
          (d) In the event that Core launches the Authorized Generic Product pursuant to subsection (b) of definition of that term, in response to the launch of a Section viii Product, or pursuant to subsection (c) of the definition of that term, in response to an At Risk Launch, then King’s obligation to supply API to Core shall be limited to the amount of API required by Core to maintain, at most, [***] safety stock of Authorized Generic Product.
     6.2 Amendment of Specifications, Manufacturing Process, and Formulation.
          (a) For changes to the Specifications, the Manufacturing Process, or the formulation of Authorized Generic Product that are required by Law (collectively, “Required Manufacturing Changes”), Core and King shall cooperate to timely make such changes.
          (b) For changes to the Specifications, the Manufacturing Process, or the formulation of Authorized Generic Product that are not Required Manufacturing Changes (collectively, “Discretionary Manufacturing Changes”), Core and King must each agree to any Discretionary Manufacturing Changes and shall, to the extent commercially reasonable under the circumstances, cooperate in making such changes, and each agrees that it shall not unreasonably withhold or delay its consent to such Discretionary Manufacturing Changes. Notwithstanding the foregoing, King’s and Core’s standard change control procedures shall be utilized in reviewing such changes.
          (c) Notwithstanding the foregoing, all internal and external costs, including, without limitation, obsolete raw materials, work-in-process, Authorized Generic Product, packaging and labeling materials (i) associated with Required Manufacturing Changes shall be borne by King, and (ii) all such costs associated with Discretionary Manufacturing Changes shall be borne by the Party initiating such changes; provided that, in each case, all such costs shall be commensurate with costs common in the industry for the types of changes being made.
          (d) In the event that King changes the Specifications, the Manufacturing Process, or the formulation of Authorized Generic Product, or consents to

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any change by Core, Core shall provide to King any such documentation or other information with respect thereto as King may reasonably request in order to obtain or maintain any Regulatory Approval or comply with GMP or other Law.
     6.3 Quality Control
          (a) Testing, Assays and Quality Assurance. Core shall duly and punctually perform all of its obligations under and pursuant to the Quality Agreement. In connection therewith, Core shall perform, or cause to be performed the tests required to be performed by Core pursuant to the Quality Agreement on each lot of Authorized Generic Product Manufactured pursuant to this Agreement. Each test report shall set forth the items tested, Specifications, and test results in a Certificate of Analysis for each lot Manufactured. Core shall send, or cause to be sent, such certificates to King prior to the release of each lot unless otherwise agreed.
          (b) Release. Notwithstanding any provision of the Quality Agreement to the contrary that provides that King shall release the Branded Product, in the case of Core’s Manufacture of Authorized Generic Product, Core shall at all times, release Authorized Generic Product that it Manufactures and Exploits and such release shall otherwise be in accordance with the terms of the Quality Agreement.
     6.4 Maintenance of Facility.
          (a) Except as otherwise approved in writing by King, Core shall Manufacture Authorized Generic Product exclusively at the Facility; provided that Core may Manufacture at an alternate facility in the Territory with King’s prior written consent, which consent shall not be unreasonably withheld or delayed, and subject to approval of the applicable Governmental Authorities, provided that Core shall bear all costs of transferring the Manufacture to an alternate facility.
          (b) Core shall ensure that any and all necessary licenses, registrations, and Governmental Authority approvals have been obtained in connection with the Facility and equipment used in connection with the Manufacture of Authorized Generic Product by Core.
          (c) Core shall maintain the Facility and such equipment in a state of repair and operating efficiency consistent with the requirements of the Specifications, the Regulatory Approvals, the Manufacturing Process, GMP, and all other Law. Prior to each use of any equipment in Manufacturing Authorized Generic Product, Core shall implement a cleaning validation protocol with respect to such equipment, including the cleaning and maintenance thereof, in accordance with any procedures reasonably established by King and notified to Core, the Specifications, the Regulatory Approvals, the Manufacturing Process, GMP, and all other Law. Without limitation of the foregoing, Core agrees to implement, in connection with the Manufacture of Authorized Generic Product, quality assurance and quality control procedures, including validation protocols, process change procedures, and methods of statistical analysis for cleaning validation that are reasonably satisfactory to King.

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          (d) Core shall maintain in the Facility adequate accommodations for Authorized Generic Product, all intermediates thereof, and Materials used in Manufacturing Authorized Generic Product in accordance with the Specifications, the Regulatory Approvals, the Manufacturing Process, GMP, and all other Law.
          (e) Core shall only use qualified disposal services or sites that have appropriate environmental and operating permits and are in compliance with Law.
     6.5 Inspection by King. Core agrees that King and its agents shall have the right from time to time, but no more than once every 6 months, upon reasonable prior notice to Core, and during normal operating hours of the Facility, to inspect the Facility as well as the Manufacturing of Authorized Generic Product and any intermediates thereof, as applicable, including inspection of (a) the Materials used in the Manufacture of Authorized Generic Product, (b) the holding facilities for such Materials, (c) the equipment used in the Manufacture of Authorized Generic Product, and (d) all records relating to such Manufacturing and the Facility with respect to Authorized Generic Product. Following such audit, King may discuss its observations and conclusions with Core, and Core shall implement such corrective actions as reasonably determined by King within 90 days after notification thereof by King. In the event the Parties are unable to agree upon whether or not corrective actions are necessary, such dispute shall be referred for decision to an independent expert in accordance with the procedures described in Section 6.14(b).
     6.6 Monitoring of Facilities. King shall have the right at all times throughout the Term to have two of its representatives present in that portion of Core’s Manufacturing facilities that is being used to Manufacture Authorized Generic Product or store Materials to observe the procedures and processes used to Manufacture Authorized Generic Product and who shall have full access to all of Core’s Manufacturing facilities and records that relate to Authorized Generic Product and any Materials.
     6.7 Notification of Regulatory Inspections; Communications. Core shall notify King by telephone within one business day, and in writing within two business days, after learning of any proposed or unannounced visit or inspection of the Facility by any Governmental Authority, including the Occupational Safety and Health Administration, and shall permit King or its agents to be present and participate in such visit or inspection if it impacts Authorized Generic Product. Core shall provide to King a copy of (a) any report and other written communications received from such Governmental Authority in connection with any visit or inspection, including the Form 483 observations and responses, and (b) any other written communications received from such Governmental Authority relating to Authorized Generic Product or any equipment or Manufacturing Process used in connection with the Manufacture of Authorized Generic Product, in each case, within three business days after receipt thereof. Core shall consult with King concerning the response of Core to each such communication, except to the extent it is specifically linked only to a product other than Authorized Generic

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Product. Core shall provide King for its review and approval, not to be unreasonably withheld or delayed, with a copy of all draft responses to the extent they impact Authorized Generic Product for comment as soon as possible and all final responses to the extent they impact Authorized Generic Product for review and approval, to the extent allowable under applicable Law, within 10 business days prior to submission thereof.
     6.8 Manufacturing Records. Core shall maintain, or cause to be maintained, (i) all records necessary to comply with GMP and all other Law relating to the Manufacture of Authorized Generic Product, (ii) all Manufacturing records, standard operating procedures, equipment log books, batch records, laboratory notebooks, and all raw data relating to the Manufacturing of Authorized Generic Product, and (iii) such other records as King may reasonably require in order to ensure compliance by Core with the terms of this Agreement. All such material shall be retained for such period as may be required by GMP and all other Law or for such longer period as King may reasonably require.
     6.9 Labeling. Core will be responsible for all packaging and labeling of the Authorized Generic Product for sale and Core will not package or label such Authorized Generic Product in a manner that is substantively different from, or would be inconsistent with, or in conflict with the package insert for the Branded Product and will otherwise package and label Authorized Generic Product in compliance with all applicable Laws.
     6.10 Compliance with Laws. Core shall comply and shall cause each of its Materials suppliers to comply with GMP and other Laws in carrying out the Manufacturing of Authorized Generic Product and its other duties and obligations under this Agreement.
     6.11 Compliance Audits. King and its designated representatives shall have the right, upon 30 days’ prior written notice, to audit all applicable records and records of Core for the purpose of determining Core’s compliance with its obligations set forth in this Agreement. This right to audit shall extend throughout the term of this Agreement and for one year after expiration or termination of this Agreement or after the resolution of any dispute between King and Core hereunder.
     6.12 Authorized Generic Product Inquiries and Complaints.
          (a) Core will promptly submit to King all Authorized Generic Product safety and efficacy inquiries, Authorized Generic Product quality complaints, and adverse drug event reports received by Core, together with all available evidence and other information relating thereto, in accordance with procedures to be agreed upon by the Parties. Except as otherwise required by Law or governmental regulation, King, as the party holding the applicable Regulatory Approval, will be responsible for investigating

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and responding to all such inquiries, complaints, and adverse events regarding Authorized Generic Product, and reporting to the FDA or any other Governmental Authority. It shall be the responsibility of King to comply with all applicable national, federal, state, and local governmental reporting requirements regarding adverse drug events and Authorized Generic Product quality matters.
          (b) Pursuant to a reported complaint or adverse drug event, if the nature of the reported complaint or adverse drug event requires testing during the period, Core will, upon King’s request and approval and at Core’s reasonable expense, perform analytical testing of corresponding retention samples and provide the results thereto to King as soon as reasonably practicable, but no later than 30 days after King’s request. Such testing shall be performed using approved testing procedures as set forth in the applicable Regulatory Approval.
          (c) If the Parties disagree as to which Party is responsible, Core and King representatives shall attempt to resolve such dispute. If the representatives cannot resolve such dispute, the retention samples shall be submitted by Core and King to a mutually agreed-to qualified laboratory for testing, and the test results obtained by such laboratory shall be final and controlling. The fees and expenses of such laboratory testing shall be borne entirely by the Party whose analysis was in error.
     6.13 Additional Information. Each Party shall provide to the other in a timely manner, but in no event less than 60 days prior to the due date of such Party’s annual report to the FDA or any other Governmental Authority with respect to Authorized Generic Product, all information in written form that such Party requests regarding Authorized Generic Product in order to comply with Laws.
     6.14 Product Recalls.
          (a) In the event (i) any Governmental Authority issues a request, directive, or order that Authorized Generic Product be recalled, (ii) a court of competent jurisdiction orders such a recall, or (iii) King as holder of the applicable Regulatory Approval shall reasonably determine that Authorized Generic Product should be recalled, withdrawn, or a field correction issued, the Parties shall take all appropriate corrective actions, and shall cooperate in the investigations surrounding the recall. In the event that King determines that Authorized Generic Product should be recalled, to the extent possible, King shall consult with Core prior to taking any corrective actions. In the event of a Authorized Generic Product recall, withdrawal, or field correction resulting solely from Core’s negligence or any cause or event arising from the failure of Core to Manufacture Authorized Generic Product in accordance with GMP, the Manufacturing Process, and the Specifications, Core shall bear all reasonable costs associated with such recall, withdrawal, or field correction, which shall include the expenses of notification and destruction or return of the recalled Authorized Generic Product and all other documented out-of-pocket costs incurred in connection with such recall. All costs associated with any other type of Authorized Generic Product recall, withdrawal, or field correction shall be borne by King.

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          (b) If there is any dispute concerning which Party’s acts or omissions gave rise to such recall of Authorized Generic Product, such dispute shall be referred for decision to an independent expert, acting as an expert and not as an arbitrator, to be appointed by agreement between King and Core. In the event the Parties are unable to agree upon such expert within 20 days, either Party may exercise any right or remedy available to it, including litigation. The decision of such independent expert shall be in writing and, except for manifest error on the face of the decision, shall be binding on both King and Core. The costs of such independent expert shall be borne by the Party who is ultimately found to be responsible for the recall by the independent expert. After such determination, costs shall be paid by the responsible Party in accordance with Section 3.2.
     6.15 Payment Audits. Core shall keep complete, true and accurate books of accounts and records for the purpose of determining the amounts payable pursuant to this Agreement. To facilitate the administration of any recall, Core shall keep records of Authorized Generic Product shipments to its customers. Such books and records shall be kept at Core’s principal place of business for at least 3 years following the end of the calendar quarter to which they pertain. Such records will be open for inspection during such 3 year period by an independent auditor chosen by King and reasonably acceptable to Core, which approval shall not be unreasonably withheld or delayed, for the purpose of verifying Net Sales, Net Profits and the Distribution Fee. For the purpose of this Agreement, the accounting firms of Deloitte & Touche, PricewaterhouseCoopers, Ernst & Young, KPMG and their successors (the “Big Four”) shall be deemed approved independent auditors. Such inspections may be made no more than once each calendar year, at reasonable times and on reasonable notice. The independent auditor shall be obligated to execute a reasonable confidentiality agreement prior to commencing any such inspection. Inspections conducted under this Section 6.15 shall be paid by King, unless such auditor finds an underpayment exceeding [***]% of the amount paid to King for any calendar period, whereupon all reasonable costs of the independent auditor relating to the inspection for such period and any unpaid amounts shall be paid by Core. The Parties will endeavor to minimize disruption of Core’s normal business activities to the extent reasonably practicable. Any underpayment due to King shall be paid promptly by Core to King.
     6.16 Taxes. Each of the Parties agrees that, for purposes of Internal Revenue Code Section 199, Core will be treated as being the manufacturer of the Products, and King agrees not to take a position inconsistent with this provision on King’s federal or state income tax returns.
     6.17 Core Obligations. If Core elects to manufacture, market or sell the Authorized Generic Product, in accordance with this Agreement, Core shall have the following obligations:

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          (a) Core shall Manufacture Authorized Generic Product (i) in accordance with the NDA, the Specifications, this Agreement and the Quality Agreement and (ii) in material compliance with Law.
          (b) Core shall use King’s Manufacturing Process; provided that, with King’s prior written consent, to be given in its sole discretion, and subject to any applicable Regulatory Approvals, Core may use Core’s Manufacturing Process to Manufacture Authorized Generic Product.
          (c) Core shall be solely responsible for all costs and expenses incurred in connection with the Manufacture and Commercialization of Authorized Generic Product hereunder, including costs and expenses of personnel, quality control testing, Manufacturing facilities and equipment, and Materials.
          (d) Core shall reimburse King for API supplied by King and related costs and expenses in accordance with Section 6.1(a).
          (e) Core shall be solely responsible for all such costs and expenses for API provided by Core during the Term if there is an assignment to Core, pursuant to Section 6.1(b), or as permitted by Section 6.1(c), and shall not seek reimbursement from King for such amounts.
          (f) Core shall use commercially reasonable efforts to Commercialize Authorized Generic Product as of the Authorized Generic Launch Date, such efforts to be no less than the efforts made by Core in connection with other generic products manufactured, marketed or sold by Core.
     6.18 King Obligations. For so long as King remains the owner of the NDA, King shall assume responsibility for obtaining and maintaining Regulatory Approval to market the Branded Product in the Territory during the Term.
ARTICLE 7
COMPLIANCE WITH LAWS; REPRESENTATIONS AND
WARRANTIES; COVENANTS
     7.1 Compliance with Law; Co-operation.
          (a) Compliance with Law. Each Party shall maintain in full force and effect all necessary licenses, permits and other authorizations required by Law to carry out their duties and obligations under this Agreement. Each Party shall comply with all Laws applicable to its activities under this Agreement. Core shall store Authorized Generic Product in compliance with all applicable Laws. King and Core each shall keep all records and reports required to be kept by applicable Laws and the Specifications. The Parties will reasonably co-operate with one another, ensuring full compliance with all Laws. Each Party will co-operate with the other to provide such letters, documentation and other information on a timely basis as the other Party may reasonably require to fulfill its reporting and other obligations under applicable Laws to applicable Governmental Authorities.

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          (b) Reasonable Co-operation. King and Core each hereby agrees to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or proper to make effective the transactions contemplated by this Agreement, including such actions as may be reasonably necessary to obtain approvals and consents of Governmental Authorities and other persons, provided that no Party shall be required to (a) pay money (other than as expressly required pursuant to the terms and conditions of this Agreement) or (b) assume any other material obligation not otherwise required to be assumed by this Agreement.
     7.2 Representations and Warranties of Both Parties. Each Party represents and warrants, or covenants, to the other Party that:
          (a) Organization. Each Party is a company duly organized, validly existing and in good standing under the laws of its jurisdiction of formation.
          (b) Authority. Each Party has the requisite power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder. This Agreement has been validly executed and delivered by such Party, and constitutes a valid and binding obligation of such Party, enforceable against such Party in accordance with its terms.
          (c) Consents and Approvals; No Violations.
               (i) Except as otherwise set forth in this Agreement, no material filing with, and no material permit, authorization, consent or approval of any Governmental Authority is necessary for the consummation by such Party of the transactions contemplated by this Agreement, except for those filings, permits, authorizations, consents or approvals, the failure of which to be made or obtained would not materially impair or delay such Party’s ability to consummate the transactions contemplated hereby.
               (ii) Neither the execution and delivery of this Agreement by such Party, nor the performance by such Party of its obligations hereunder, will (i) conflict in any material respect with, or result in a material violation or breach of, or constitute a material default under, any material contract, agreement or instrument to which such Party is bound, (ii) result in the creation or imposition of any material lien upon Authorized Generic Product; or (iii) violate or conflict in any material respect with applicable Law, or order or decree of any court applicable to such Party; except for violations, breaches or defaults which would not have a material adverse effect on such Party’s ability to consummate the transactions contemplated hereby.
     7.3 Additional Core Representations and Warranties: Covenants. Core represents and warrants, or covenants, to King that:
               (i) Core shall file with the FDA reports for drug listing with respect to Authorized Generic Product.

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               (ii) Core shall adhere to all applicable Laws relating to the handling, storage and disposal of Authorized Generic Product.
               (iii) Core shall comply with all applicable Laws related to the marketing, promotion, distribution and sale of Authorized Generic Product.
               (iv) Core shall be responsible for all pricing, marketing and selling decisions for Authorized Generic Product, without any input from King.
               (v) Core shall be responsible for all price reporting for Authorized Generic Product to any and all Governmental Authorities, as well as any third party pricing publications. In order to allow King to comply with Medicaid reporting requirements under the Deficit Reduction Act of 2005, Core shall provide King with Medicaid Average Manufacturing Price, number of AMP units and Best Price information within 20 calendar days of the close of each month and/or quarter.
               (vi) Core shall be responsible for all rebates, whether required by contract or state or Federal Law, for Authorized Generic Product.
               (vii) Core shall take all reasonable actions to ensure that all Discounts fall within the discount safe-harbor to the federal anti-kickback statute, as described in 42 U.S.C. 1320a-7b(b)(3)(A) and 42 C.F.CR. 1001.952(h).
               (viii) Core will Manufacture and release Authorized Generic Product in accordance with the NDA, the Specifications, the Manufacturing Process, GMP, and any other applicable Law.
               (ix) Authorized Generic Product Manufactured by Core will not be adulterated or misbranded within the meaning of the Act.
               (x) Core will Manufacture Authorized Generic Product in facilities that are in compliance with all applicable Laws at the time of such Manufacture (including applicable inspection requirements of FDA and other Governmental Authorities).
               (xi) Core has not committed fraud in relation to the filing of either of its ANDAs or used unfair methods of competition in connection with any such filings, including without limitation in connection with any data supplied by Core to the FDA. The Parties acknowledge and agree that a breach of this representation is not subject to cure and King shall have an immediate right to terminate this Agreement in the event that (i) the FDA or any other regulatory authority (x) files an enforcement action in U.S. District Court, (y) files an administrative complain in an enforcement action before any regulatory authority including without limitation any request to withdraw or suspend any Core ANDA, or (z) issues a letter imposing the FDA’s Application Integrity Policy or any provision of the Act relating to fraud, bribery or deceit that alleges that Core has committed such fraud or unfair method of competition or (ii) a court of competent jurisdiction in an action brought by any person alleging that Core has committed such fraud or unfair method of competition shall have issued an order, decree or ruling granting judgment against Core or denying any motion to dismiss by Core or other finding that Core has committed such fraud or unfair method of competition. The parties agree that the filing by Core of a certification under 21 USC § 355(j)(2)(A)(vii)(III),

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pursuant to and in accordance with Section 2.6 hereof, shall not, in and of itself, constitute a breach of any representation or warranty delivered by Core hereunder or by Core to King pursuant to any agreement between the parties in effect on the Effective Date hereof.
     7.4 Representations, Warranties and Covenants of Core incorporated by reference to the Skelaxin Manufacturing and Supply Agreement. The representations and warranties of Core set forth in Sections 6.2(a), (b), and (d)-(h) of the Skelaxin Manufacturing and Supply Agreement shall be incorporated herein by reference, substituting the term “Authorized Generic Product” for each reference therein to “Product.”
     7.5 No Reliance by Third Parties. The representations, warranties and covenants of a Party set forth in this Agreement are intended for the sole and exclusive benefit of the other Party hereto, and may not be relied upon by any third party.
ARTICLE 8
INDEMNIFICATION
     8.1 Indemnification by King. King agrees to indemnify, defend and hold Core harmless from and against all liability, demands, damages, expenses and losses, of any kind or nature whatsoever, arising from (a) the material inaccuracy or breach of any representation or warranties of King contained in this Agreement; (b) the breach of any covenant or other agreement of King in this Agreement; (c) all claims or alleged claims of infringement, misappropriation or violation of any intellectual property of any third party with respect to the Authorized Generic Product; and (d) any product liability claim made by any person with respect to the Authorized Generic Product except to the extent liability is based on a breach of contract, negligent act or omission, or intentional misconduct by Core in connection with the manufacture or sale by Core or its Affiliates or otherwise due to manufacturing defects attributable to Core or its Affiliates’ practice of King’s Manufacturing Process in compliance with the terms and conditions of this Agreement.
     8.2 Indemnification by Core. Core agrees to indemnify, defend and hold King harmless from and against all liability, demands, damages, expenses and losses, of any kind or nature whatsoever, arising from (a) the material inaccuracy or breach of any representation or warranties of Core contained in this Agreement; (b) the breach of any covenant or other agreement of Core in this Agreement; (c) all claims or alleged claims of infringement, misappropriation or violation of any intellectual property of any third party with respect to the Core 800 mg Product; (d) any product liability claim made by any person with respect to the Core 800 mg Product except to the extent liability is based on a breach of contract, negligent act or omission, or intentional misconduct by King or its Affiliates and (e) any product liability claim made by any person with respect to the Authorized Generic Product to the extent liability is based on a breach of contract, negligent act or omission, or intentional misconduct by Core in connection with the manufacture or sale by Core or its Affiliates or otherwise due to manufacturing defects

[***	Confidential treatment requested pursuant a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been separately filed with the Commission.]

not attributable to Core or its Affiliates’ practice of King’s Manufacturing Process in compliance with the terms and conditions of this Agreement.
     8.3 Indemnification Procedure.
          (a) Notice of Claim. The indemnified party (the “Indemnified Party”) shall give the indemnifying Party (the “Indemnifying Party”) prompt written notice (an “Indemnification Claim Notice”) of any Loss, action, or discovery of facts upon which such Indemnified Party intends to base a request for indemnification under Sections 8.1 or 8.2 (a “Claim”), but in no event shall the Indemnifying Party be liable for any Losses that result from any delay in providing such notice. Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss are known at such time). The Indemnified Party shall furnish promptly to the Indemnifying Party copies of all papers and official documents received in respect of any Losses.
          (b) Control of Defense. At its option, the Indemnifying Party may assume the defense of any Claims by giving written notice to the Indemnified Party within 30 days after the Indemnifying Party’s receipt of an Indemnification Claim Notice; provided that the assumption of the defense of a Claim by the Indemnifying Party shall not be construed as an acknowledgment that the Indemnifying Party is liable to indemnify any Indemnified Party in respect of the Claim, nor shall it constitute a waiver by the Indemnifying Party of any defenses it may assert against any Indemnified Party’s Claim. Upon assuming the defense of a Claim, the Indemnifying Party may appoint as lead counsel in the defense of such Claim any legal counsel selected by the Indemnifying Party, which shall be reasonably acceptable to the Indemnified Party. In the event the Indemnifying Party assumes the defense of a Claim, the Indemnified Party shall immediately deliver to the Indemnifying Party all original notices and documents (including court papers) received by any Indemnified Party in connection with the Claim. Subject to clause (c) below, if the Indemnifying Party assumes the defense of a Claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party in connection with the analysis, defense, or settlement of such Claim. In the event that it is ultimately determined that the Indemnifying Party is not obligated to indemnify, defend, or hold harmless an Indemnified Party from and against any Claim, the Indemnified Party shall reimburse the Indemnifying Party for any and all costs and expenses (including attorneys’ fees and costs of suit) and any Losses incurred by the Indemnifying Party in its defense of such Claim with respect to such Indemnified Party.
          (c) Right to Participate in Defense. Without limiting Section 8.3(b), any Indemnified Party shall be entitled to participate in, but not control, the defense of a Claim and to employ counsel of its choice for such purpose; provided, however, that such employment shall be at the Indemnified Party’s own expense unless (i) the employment thereof has been specifically authorized by the Indemnifying Party in writing, (ii) the Indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 8.3(b) (in which case the Indemnified Party shall control the defense), or (iii) the interests of the Indemnified Party and the Indemnifying Party with respect to

[***	Confidential treatment requested pursuant a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been separately filed with the Commission.]

such Claim are sufficiently adverse to prohibit the representation by the same counsel of both parties under Applicable Law, ethical rules, or equitable principles.
          (d) Settlement. With respect to any Losses relating solely to the payment of money damages in connection with a Claim and that will not result in the Indemnified Party’s becoming subject to injunctive or other relief or otherwise adversely affect the business of the Indemnified Party in any manner, and as to which the Indemnifying Party shall have acknowledged in writing the obligation to indemnify the Indemnified Party hereunder, the Indemnifying Party shall have the sole right to consent to the entry of any judgment, enter into any settlement, or otherwise dispose of such Loss, on such terms as the Indemnifying Party, in its sole discretion, shall deem appropriate. With respect to all other Losses in connection with Claims, where the Indemnifying Party has assumed the defense of the Claim in accordance with Section 8.3(b), the Indemnifying Party shall have authority to consent to the entry of any judgment, enter into any settlement, or otherwise dispose of such Loss; provided that it obtains the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed. The Indemnifying Party shall not be liable for any settlement or other disposition of a Loss by an Indemnified Party that is reached without the written consent of the Indemnifying Party. Regardless of whether the Indemnifying Party chooses to defend or prosecute any Claim, no Indemnified Party shall admit any liability with respect to, or settle, compromise, or dispose of, any Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).
          (e) Cooperation. If the Indemnifying Party chooses to defend or prosecute any Claim, the Indemnified Party shall cooperate in the defense or prosecution thereof and shall furnish such records, information, and testimony, provide such witnesses, and attend such conferences, discovery proceedings, hearings, trials, and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Claim, and making employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the Indemnifying Party shall reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith.
          (f) Expenses. Except as provided above, the reasonable and verifiable costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party in connection with any Claim shall be reimbursed on a monthly basis in arrears by the Indemnifying Party, without prejudice to the Indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund in the event the Indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.
     8.4 Insurance. During the Term and for 5 years thereafter, each Party shall procure and maintain at its own expense from a qualified and licensed insurer liability insurance or indemnity policies, in an amount not less than $[***] in the aggregate with

[***	Confidential treatment requested pursuant a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been separately filed with the Commission.]

an indemnity to principals clause with respect to products liability and distribution, subject to such deductible or self-retention limits as either Party in its business discretion may elect. Such policies shall be blanket policies and shall insure against liability on the part of each Party and any of its Affiliates, as their interests may appear, due to injury, disability, or death of any person or persons, or injury to property, arising from the distribution of Products. Upon the execution of this Agreement and thereafter on January 1 of each year during the Term, each Party shall provide to the other a certificate of insurance (i) summarizing the insurance coverage and (ii) identifying any exclusions. Each Party shall promptly notify the other of any material adverse alterations to the terms of this policy or decreases in the amounts for which insurance is provided. Either Party may satisfy its obligations hereunder through self-insurance to the same extent.
     8.5 Limitation on Damages. EXCEPT WITH RESPECT TO THE GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT OF A PARTY, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR SPECIAL, EXEMPLARY, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, INCLUDING BUSINESS INTERRUPTION OR LOST PROFITS; PROVIDED, HOWEVER, THIS EXCLUSION IS NOT INTENDED TO, NOR SHALL, EXCLUDE ACTUAL OR COMPENSATORY DAMAGES OF THE AFFECTED PARTY, INCLUDING SPECIAL, EXEMPLARY, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, OWED TO THIRD PARTIES AS A RESULT OF A CLAIM PURSUANT TO THE INDEMNIFICATION OBLIGATIONS HEREOF.
     8.6 Product Liability Claims. As soon as it becomes aware, each Party will give the other prompt written notice of any defect or alleged defect in a Product, any injury alleged to have occurred as a result of the use or application of the Product, and any circumstances that may give rise to litigation or recall of a Product or regulatory action that may affect the sale or Manufacture of a Product, specifying, to the extent the party has such information, the time, place, and circumstances thereof and the names and addresses of the persons involved. Each Party will also furnish promptly to the other copies of all papers received in respect of any claim, action, or suit arising out of such alleged defect, injury, or regulatory action.
ARTICLE 9
CONFIDENTIALITY
     9.1 Confidentiality Requirement. The Parties agree that the terms of the Confidentiality Agreement are incorporated herein by reference and shall govern the confidentiality obligations of the Parties. The Confidentiality Agreement shall continue in full force and effect for the term of this Agreement and survive any expiration or termination of this Agreement for the period set forth in Section 9 of the Confidentiality Agreement.

[***	Confidential treatment requested pursuant a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been separately filed with the Commission.]

ARTICLE 10
TERM AND TERMINATION
     10.1 Term. This Agreement shall begin on the Effective Date and, unless this Agreement is terminated earlier in accordance with its terms, shall continue in effect until the expiration of the King Patent Rights (the “Term”).
     10.2 Termination. In addition to any other provision of this Agreement expressly providing for termination of this Agreement, this Agreement may be terminated as follows:
          (a) King may terminate this Agreement immediately:
               (i) upon notice to Core in the event that any Governmental Authority causes the withdrawal of the Branded Product or Authorized Generic Product from the market in any country in the Territory; or
               (ii) upon notice to Core in the event of a product recall (and if the recall is a voluntary recall, only if King also withdraws the Branded Product from the market); or
               (iii) if there is a change in Law that would prevent the sale of Authorized Generic Product;
          (b) This Agreement may be terminated at any time by either Party:
               (i) immediately upon written notice if the other Party shall file in any court or agency, pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for arrangement or for the appointment of a receiver or trustee of the other Party or of its assets, or if the other Party proposes a written agreement of composition or extension of its debts, or if the other Party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within 60 days after the filing thereof, or if the other Party shall propose or be a party to any dissolution or liquidation, or if the other Party shall make an assignment for the benefit of its creditors, or
               (ii) immediately upon written notice in the event of any material default by the other Party in the performance of any of its obligations herein contained, which default has not been cured by the defaulting Party within 60 days after receiving written notice thereof from the nondefaulting Party, or
               (iii) a decision that all claims of the Asserted Patents are invalid and/or unenforceable is entered by a court of competent jurisdiction from which decision no appeal (other than a petition for certiorari) has been or can be taken in an infringement case or declaratory judgment action.
          (c) King may terminate this Agreement with respect to all rights and obligations pertaining to the Authorized Generic Product, including without limitation Articles 3, 5 and 6 hereof, upon 30 days written notice to Core in the event that King’s pricing to 340(b) entities has an adverse effect on King’s Branded Product business (determined in King’s sole discretion).

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     10.3 Effect of Termination.
          (a) The expiration or termination of this Agreement shall be without prejudice to any rights or obligations of the Parties that may have accrued prior to such termination, and all of the Parties’ rights and obligations under Article 1, Sections 2.4 and 2.5, Sections 4.1 and 4.2 and Articles 7 through 11, inclusive, shall survive the expiration or termination of this Agreement, provided, however, that Sections 2.4 and 2.5 of this Agreement shall survive the termination of this Agreement only if terminated pursuant to Section 10.2(b)(i), if terminated pursuant to Section 10.2(b)(ii) by Core for King’s material breach, or if terminated pursuant to Section 10.2(b)(iii) , and such sections shall not survive any other termination of this Agreement. For the avoidance of doubt, the termination, pursuant to Section 10.2(c), of the rights and obligations hereunder pertaining to the Authorized Generic Product shall have no effect on the rights and obligations of the parties hereunder with respect to the Core 800 mg Product, including without limitation Sections 2.4 and 2.5 hereof. Except as otherwise expressly provided herein, termination of this Agreement in accordance with the provisions hereof shall not limit remedies that may otherwise be available in law or equity.
          (b) Upon expiration or termination of this Agreement, each Party, at the request of the other, shall return all data, files, records, and other materials in its possession or control containing or comprising the other Party’s Proprietary Information.
          (c) Upon termination of this Agreement for any reason other than a breach by King of its obligations hereunder, all submitted but unfilled purchase orders for API (in the case that King is supplying Core with API) shall be honored by Core, unless otherwise agreed.
          (d) At King’s election, upon termination or expiration of this Agreement, (i) King will have the right to remove any King Equipment, without payment to Core therefor, and in such event, Core will, [***] of such termination, discontinue the use of the King Equipment, or (ii) Core will purchase the King Equipment from King by paying King the fair market value of the King Equipment, or (iii) King will transfer title to the King Equipment to Core. In addition, King agrees to negotiate in good faith with Core for a period of [***] following termination under Section 10.2(c), a sale of King’s rights to the Skelaxin and Metaxalone products to Core, so long as Core notifies King in writing, no later than the day of termination of this Agreement pursuant to Section 10.2(c), of Core’s desire to enter into such a transaction.
ARTICLE 11
MISCELLANEOUS PROVISIONS
     11.1 Notices. All notices and other communications, which shall or may be given pursuant to this Agreement shall be in writing and shall be deemed to be effective when delivered by facsimile transmission AND (a) when delivered if sent by United States registered or certified mail, return receipt requested, or (b) on the next business day, if sent by United States Express Mail or overnight courier, in each case to the parties at the following addresses (or at such other addresses as shall be specified by like notice) with postage or delivery charges prepaid:

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(a) if to King, to:
King Pharmaceuticals, Inc.
501 Fifth Street
Bristol, TN 37620
Telephone:
Facsimile:
Attention: General Counsel
With a copy to:
King Pharmaceuticals, Inc.
400 Crossing Boulevard
Bridgewater, NJ 08807
Telephone:
Facsimile:
Attention: General Counsel
(b) if to Core, to:
CorePharma LLC
215 Wood Avenue
Middlesex, NJ 08846
Telephone:
Facsimile:
Attention: Gregory Young
With copies to:
CorePharma LLC
272 East Deerpath Road, Suite 208
Lake Forest, IL 60045
Telephone:
Facsimile:
RoundTable Healthcare Partners
272 East Deerpath Road, Suite 350
Lake Forest, IL 60045
Telephone:

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Facsimile:
Attention: Jack McGinley and David Koo
Bell, Boyd & Lloyd LLP
70 West Madison Street, Suite 3100
Chicago, IL 60602
Telephone:
Facsimile:
Attention: Steven E. Ducommun
     All notices shall be deemed given when received by the addressee. General communications relating to quality issues in relation to the Quality Agreement may be made to corresponding person identified therein.
     11.2 Force Majeure. Neither Party shall be liable for delay in delivery or nonperformance, in whole or in part, nor shall the other Party have the right to terminate this Agreement except as otherwise specifically provided in this Section 11.2, where delivery or performance has been affected by one of the following conditions (to the extent they result in a substantial or material adverse effect on the Manufacturing capacity for Authorized Generic Product): fires, floods, embargoes, shortages, epidemics, quarantines, war, acts of war (whether war be declared or not), terrorism, insurrections, riots, civil commotion, or acts, omissions, or delays in acting by any governmental authority; provided that the Party affected by such a condition shall, within 10 days of its occurrence, give notice to the other Party stating the nature of the condition, its anticipated duration, and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is reasonably required, and the nonperforming Party shall use its reasonable best efforts to remedy its inability to perform; provided, however, that in the event the suspension of performance continues for 60 days after the date of the occurrence, and such failure to perform would constitute a material breach of this Agreement in the absence of such force majeure event, the non-affected Party may terminate this Agreement immediately by written notice to the affected Party.
     11.3 Independent Contractor. The Parties to this Agreement are independent contractors. Nothing contained in this Agreement shall be construed to place the Parties in the relationship of employer and employee, partners, principal, and agent or a joint venture. Neither Party shall have the power to bind or obligate the other Party nor shall either Party hold itself out as having such authority.
     11.4 Waiver. No waiver by either Party of any provision or breach of this Agreement shall constitute a waiver by such Party of any other provision or breach, and no such waiver shall be effective unless made in writing and signed by an authorized representative of the Party against whom waiver is sought. No course of conduct or

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dealing between the Parties will act as a modification or waiver of any provision of this Agreement. Either Party’s consent to or approval of any act of the other Party shall not be deemed to render unnecessary the obtaining of that Party’s consent to or approval of any subsequent act by the other Party.
     11.5 Entire Agreement. This Agreement (together with all Exhibits and Schedules hereto, which are hereby incorporated by reference), the Quality Agreement, the Confidentiality Agreement, and the Master Tech Transfer Agreement constitute the final, complete, and exclusive agreement between the Parties relating to the subject matter hereof and supersede all prior conversations, understandings, promises, and agreements relating to the subject matter hereof. To the extent that any inconsistencies exist between this Agreement and the Quality Agreement, this Agreement shall control. Neither Party has relied upon any communications, representations, terms or promises, verbal or written, not set forth herein.
     11.6 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of King and Core and their respective successors, heirs, executors, administrators, and permitted assigns. This Agreement may not be assigned by either Party without the prior written consent of the other Party, not to be unreasonably withheld or delayed; except that either Party may assign this Agreement without the other Party’s consent to an Affiliate or to a person or entity who acquires all or substantially all of the business of the assigning Party to which this Agreement relates, by merger, sale of assets, or otherwise, or to one or more financial institutions providing financing to such Party, pursuant to the terms of the relevant security agreement; provided that such assignee or transferee shall also promptly agree in writing to be bound by the terms and conditions of this Agreement.
     11.7 Amendment; Modification. This Agreement may not be amended, modified, altered, or supplemented except by a writing signed by both Parties. No modification of any nature to this Agreement and no representation, agreement, arrangement, or other communication shall be binding on the Parties unless such is expressly contained in writing and executed by the Parties as an amendment to this Agreement. This Agreement may not be amended in any respect by any purchase order, invoice, acknowledgment, or other similar printed document issued by either Party.
     11.8 Governing Law. This Agreement will be construed in accordance with the laws of the State of New York, without regard to any choice of law provisions.
     11.9 Severability. If any provision of this Agreement is found by a proper authority to be unenforceable, that provision shall be severed and the remainder of this Agreement will continue in full force and effect.

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     11.10 Construction. Unless the context of this Agreement otherwise requires: (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms “hereof,” “herein,” “hereby,” and derivative or similar words refer to this entire Agreement; (d) the terms “Article,” “Section,” “Exhibit,” “Schedule,” or “clause” refer to the specified Article, Section, Exhibit, Schedule, or clause of this Agreement; (e) “or” is disjunctive but not necessarily exclusive; (f) the term “including” or “includes” means “including without limitation” or “includes without limitation”; and (g) references to any agreement shall mean such agreement, as such agreement may amended, modified or supplemented, from time to time in accordance with its terms. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless business days are specified. The captions and headings of this Agreement are for convenience of reference only and in no way define, describe, extend, or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties, and no rule of strict construction shall be applied against either Party hereto.
     11.11 Third Party Beneficiaries. This Agreement is not intended to confer upon any non-party rights or remedies hereunder, except as may be received or created as part of a valid assignment.
     11.12 Further Assurances. Each of the Parties agrees to duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such additional assignments, agreements, documents, and instruments, that may be necessary or as the other Party hereto may at any time and from time to time reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes of, or to better assure and confirm unto such other Party its rights and remedies under, this Agreement.
     11.13 Remedies. The remedies provided hereunder and under the governing law are cumulative and not exclusive.
     11.14 FTC Filings. Within ten (10) days of the execution hereof by all Parties hereto, this Agreement shall be filed by each Party with the FTC and with federal and state governmental or regulatory authorities to the extent required by Applicable Law.
     11.15 Counterparts. This Agreement may be signed in counterparts, each and every one of which shall be deemed an original. Facsimile signatures shall be treated as original signatures.

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     IN WITNESS WHEREOF, the Parties hereto have duly executed this Metaxalone 800 mg Product Agreement as of the date first above written.

KING PHARMACEUTICALS, INC.

By:	/s/ Brian Markison

Signature

Brian Markison

Print Name

President and CEO

Title

KING PHARMACEUTICALS RESEARCH AND DEVELOPMENT, INC.

By:	/s/ Brian Markison

Signature

Brian Markison

Print Name

President and CEO

Title

CorePharma LLC

By:	/s/ Gregory P. Young

Signature

Gregory P. Young

Print Name

CEO

Title

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Schedule 1
Transfer Cost

Dosage
Product	Strength	Bottle Size	Transfer Cost
the Authorized Generic Product	800 mg	100 count bottle	$[***] [***] and thereafter: $[***] plus a CPI increase*

the Authorized Generic Product	800 mg	500 count bottle	$[***] [***] and thereafter: $[***] plus a CPI increase*

*	A CPI increase means that Core may adjust the price annually beginning January 1, 2010, to reflect increases in the Consumer Price Index for Pharmaceutical Preparations, as published by the U.S. Department of Labor, for the calendar year prior to the year for which any such adjustment is to take place. For purposes of making the adjustment, the prices indicated above will represent the base year prices.
[***	Confidential treatment requested pursuant a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been separately filed with the Commission.]